Free Writing Prospectus Filed Pursuant to Rule 433

To Prospectus dated March 24, 2025

Preliminary Prospectus Supplement dated December 12, 2025

Registration Statement File No. 333-286064

Intranasal Fully Human Anti - CD3 mAb (“FORALUMAB”) Therapy to Enable Breakthroughs in Neuroinflammatory and Neurodegenerative Diseases Nasdaq: TLSA

Disclaimers This presentation is made solely for information purposes and no representation or warranty, express or implied, is made by Tiziana Life Sciences Ltd. ("Tiziana," "we," "us," "our," and, together with our subsidiaries, the "Company") or any of its representatives as to the information contained in this presentation. This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this presentation, including, without limitation, statements regarding future actions; prospective products, anticipated expenses, applications, customers and technologies; future performance or results of anticipated products; and projected expenses and financial results, are forward-looking statements You can find many (but not all) of these forward-looking statements by looking for words such as "approximates," "believes," "hopes," "expects," "anticipates," "estimates," "projects," "intends," "plans," "would," "should," "could," "may," or other similar expressions in this presentation. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections, including, without limitation: the development of Foralumab, anti-IL6R monoclonal antibody (TZLS-501), and any of our other product candidates, including statements regarding the timing of initiation, completion and the outcome of clinical studies or trials and related preparatory work, the period during which the results of the trials will become available and our research and development programs; our ability to obtain and maintain regulatory approval of our product candidates, including Foralumab, in the indications for which we plan to develop them, and any related restrictions, limitations or warnings in the label of an approved drug or therapy; our plans to research, develop, manufacture and commercialize our product candidates; the timing of our regulatory filings for our product candidates; the size and growth potential of the markets for our product candidates; our ability to raise additional capital; our commercialization, marketing and manufacturing capabilities and strategy; our expectations regarding our ability to obtain and maintain intellectual property protection; our ability to attract and retain qualified employees and key personnel; our ability to contract with third-party suppliers and manufacturers and their ability to perform adequately; our estimates regarding future revenue, expenses and needs for additional financing; regulatory developments in the United States, European Union and foreign countries; and other risks and uncertainties described in our public filings with the SEC, which are accessible at www.sec.gov, and which you are advised to consult. This presentation does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful. The forward-looking statements are based upon management's beliefs and assumptions and are made as of the date of this presentation. We undertake no obligation to publicly update or revise any forward-looking statements included in this presentation. You should not place undue reliance on these forward-looking statements. https://www.medrxiv.org/content/10.1101/2025.04.30.25326602v1

3 Disclaimers, Cont’d This presentation also contains estimates, projections and other information concerning our industry and our business, including data regarding the estimated size of our markets and their projected growth rates. Unless otherwise indicated, such estimates, projections and other information is based on information released by independent industry analysts and other third-party sources and management estimates. In some cases, we do not expressly refer to the sources from which these data are derived. Management estimates are derived from publicly available information released by independent industry analysts and other third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data, and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described above. These and other factors could cause results to differ materially from those expressed in the estimates made by independent parties and by us. Free Writing Prospectus This presentation highlights basic information about us and the proposed offering. Because it is a summary, it does not contain all of the information that you should consider before investing. We have filed a registration statement (including a base prospectus) and the Preliminary Prospectus Supplement (including such base prospectus) with the SEC for the offering to which this communication relates (File No. 333-286064). Before you invest, you should read the Preliminary Prospectus Supplement (including such base prospectus) and any other documents the issuer has filed with the SEC for more complete information about us and the offering. This communication should be read in conjunction with the Preliminary Prospectus Supplement (including such base prospectus). The information in this communication supersedes the information in the Preliminary Prospectus Supplement (including such base prospectus) to the extent inconsistent with the information therein. You may access these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, we or any placement agent participating in the offering will arrange to send you the prospectus if you contact ThinkEquity, Prospectus Department, 17 State Street, 41st Floor, New York, New York 10004, telephone: (877) 436-3673. This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective.. https://www.medrxiv.org/content/10.1101/2025.04.30.25326602v1

Foralumab: Mechanism of Action[1,2]

Patient inhales the antibody intranasally

Binding of foralumab to the T-cell receptor complex in cervical lymph node

Tregs are then created and activated

These created Tregs then cross the blood brain barrier and regulate the activated innate immune system (microglia).

[1] https://www.pnas.org/doi/10.1073/pnas.2220272120
[2] https://www.pnas.org/doi/10.1073/pnas.2309221120



1
Intranasal
Single dose
Foralumab
2
Binding
CD3/TCR complex
Uptake
T cell
3
BBB
Blood-Brain-Barrier
4
CD4+
FoxP3+
Treg
Nasal Membrane

Non - active Secondary Progressive Multiple Sclerosis ( na - SPMS)

4 Non - Active Secondary Progressive Multiple Sclerosis is an Attractive Market Sources: * Vasanthaprasad et al. BMC Neurology (2022) 22:301 ** Tjalf Ziemssen , et. al Neurol Neuroimmunol Neuroinflamm . 2023 Jan; 10(1): e200064; # Ocrevus global sales reported by Roche as CHF 8.4 billion CHF in 2023 Secondary Progressive Multiple Sclerosis Patients who have progression independent of relapses (PIRA) are underserved There are currently no effective treatments for Non - Active (non - relapsing) SPMS Global Multiple Sclerosis therapeutic market size $25.9 billion (2023) CAGR of 5.9% from 2024 - 2030 Global Ocrevus (Roche) sales estimated to be over $9.1 billion # Approximately 25% of Relapsing Remitting MS (RRMS) patients are estimated to progress to SPMS*

5 Intranasal Foralumab Reduces Neuroinflammation EA6

6 Improvement or Stabilization in all na - SPMS Expanded Access Patients Preprint Paper Online on MedRxiv and submitted for peer review May 2025 • Clinical improvements or stabilization was reported across the entire group, as measured by Fatigue scores (MFIS), T25FW, EDSS, or Pyramidal Scores • Fatigue scores improved in 7/10 patients • TSPO - PET shows significant reduction in microglia activation after 6 months of treatment (p<0.05) • 75% of patients treated continuously for 12 months showed improvement in EDSS scores https://www.medrxiv.org/content/10.1101/2025.04.30.25326602v1

7 Intranasal Foralumab Dosing (n=54); Double - Blind, Placebo - Controlled, 18 Patients Per Treatment Arm Non - Active Secondary Progressive MS: Phase 2a Study Design: Each Cycle = 3 Weeks / 4 cycles x 3 = 12 weeks Baseline Screening Week 1 Week 4 Week 5 Week 6 Week 7 Week 8 Week 9 Week 10 Week 11 Week 12 50 mcg 100 mcg Placebo Primary Endpoint at 3 Months of Treatment PET Scan MRI Clinical Evaluation Biomarkers EDSS MFIS MWF Dosing Week 2 Week 3 MWF Dosing Drug Holiday PET Scan MRI Clinical Evaluation Biomarkers EDSS MFIS MWF Dosing MWF Dosing Drug Holiday MWF Dosing MWF Dosing Drug Holiday MWF Dosing MWF Dosing Drug Holiday Sites Enrolled:

Multiple System Atrophy (MSA)

9 Multiple System Atrophy (MSA) Phase 2a Clinical Trial Classified as Orphan disease by the FDA No FDA approved treatments available Similar symptoms to Parkinson’s disease so often misdiagnosed FDA Approved IND Q3 2025 First patient dosed in August 2025 and will assess microglial activation and MSA clinical outcome measures MSA is a rapidly progressive neurological disorder. It is caused by degeneration or atrophy (shrinking) of nerve cells in several (or multiple) areas of the brain.

Early Symptomatic & Moderate Alzheimer’s Disease (AD)

11 Alzheimer’s Disease Program is Advancing and Equally Exciting Letter to Proceed received for IND to conduct a Phase 2 study of intranasal foralumab in Alzheimer’s disease patients Phase 2 trial for Early Symptomatic Alzheimer’s Disease planned to start H2 2025 and will assess microglial activation as part of combination therapy with recently approved drugs Expanded Access program granted by FDA to treat Moderate Alzheimer’s Disease began dosing in December 2024 Awarded $4 Million Grant from National Institutes of Health (NIH), National Institute on Aging to Study Anti - CD3 in Alzheimer’s Disease

12 Moderate Alzheimer’s Disease Expanded Access Study • 78 - Year - Old Moderate Alzheimer’s patient treated for 3 months with intranasal foralumab • PET Scan shows significant reduction of microglia activity following 3 months of treatment • Data presented at AD/PD in April 2025 • Data Published in the Journal of Clinical Nuclear Medicine in May 2025 https://journals.lww.com/nuclearmed/Fulltext/9900/dampening_of_microglial_activation_with_nasal.1721.aspx

13 Intranasal Foralumab Dosing (n=32); Double - Blind, Placebo - Controlled, 2 Clinical Sites Treatment Arms Per Site: 6 x 50mcg, 6 x 100mcg, 4 x Placebo. Early Symptomatic Alzheimer’s Disease: Phase 2a Study Design: Each Cycle = 3 Weeks / 4 cycles x 3 = 12 Week readout Baseline Screening Week 1 Week 4 Week 5 Week 6 Week 7 Week 8 Week 9 Week 10 Week 11 Week 12 50 mcg 100 mcg Placebo Primary Endpoint at 3 Months of Treatment Microglial PET Scan Clinical Evaluation Biomarkers MMSE Score NfL , GFAP A - Beta & Tau MWF Dosing Week 2 Week 3 MWF Dosing Drug Holiday MWF Dosing MWF Dosing Drug Holiday MWF Dosing MWF Dosing Drug Holiday MWF Dosing MWF Dosing Drug Holiday Microglial PET Scan Clinical Evaluation Biomarkers MMSE Score NfL , GFAP A - Beta & Tau

Amyotrophic Lateral Sclerosis (ALS)

15 ALS Phase 2 Study Supported by The ALS Association Global Market size of $790m CARG of 5.8% from 2024 - 2030 $1.38bln by 2035 IND Filed March 2025 Phase 2 trial planned to start H2 2025 and will assess microglial activation Grant Awarded from The ALS Association to Study Intranasal Foralumab in ALS patients in a 20 Patient, Dose Ranging, Phase 2 Clinical Trial

16 Intranasal Foralumab Dosing (n=24); Randomized, Placebo Controlled Trial ALS: Phase 2a Study Design: Each Cycle = 3 Weeks / 4 cycles x 3 = 12 week readout / 4 cycles x 6 = 24 week readout Baseline Screening Week 1 Week 4 Week 5 Week 6 Week 7 Week 8 Week 9 Week 10 Week 11 Week 12 50 mcg 100 mcg Placebo Primary Endpoint at 6 Months of Treatment MRI Clinical Evaluation Biomarkers NfL / CSF MWF Dosing Week 2 Week 3 MWF Dosing Drug Holiday PET Scan MRI Clinical Evaluation Biomarkers NfL / CSF MWF Dosing MWF Dosing Drug Holiday MWF Dosing MWF Dosing Drug Holiday MWF Dosing MWF Dosing Drug Holiday

17 Intranasal Foralumab Pipeline Phase 3 Phase 2 Expanded Access Program Phase 1 IND Preclinical Expecting Topline Data 1H 2026 Non - Active Secondary Progressive Multiple Sclerosis Phase 2 Study Began dosing Aug 2025 Multiple System Atrophy (MSA) Phase 2 Study Expected 2H 2025 Start Alzheimer’s Disease (Mild) Phase 2 Study Expected 1H 2026 Start ALS Phase 2 Study Ongoing Expanded Access Program, Began 2021 Non - Active Secondary Progressive Multiple Sclerosis (EA Program) Expanded Access Program Began Dec 2024 Moderate Alzheimer’s Disease (EA Program)

18 Tiziana Cap Table – December 2025 120,207,401 Outstanding shares 7,510,702 WAEP $0.92 Outstanding options 126,316 WAEP $1.50 Outstanding Warrants 4,200,000 Outstanding restricted stock units

US Headquarters (Boston) Tiziana Life Sciences Ltd. 535 Boylston Street, Floor 8 Boston, MA 02116 UK Headquarters (London) Tiziana Life Sciences plc 14 - 15 Conduit Street London W1D 2XJ Investors: +44 (0)207 495 2379 info @tizianalifesciences.com Nasdaq: TLSA